Exhibit 10.18

January 28, 2019

Chad Martin
Tyson Foods, Inc.
2200 W. Don Tyson Parkway
Springdale, AR 72762

Dear Mr. Martin,

Congratulations! On behalf of Tyson Foods, Inc., it is our pleasure to offer you a promotion to the position of Group President Poultry, reporting directly to Noel White, President and Chief Executive Officer.

The details of the offer are listed below:

Since you already are eligible to receive benefits at Tyson Foods, your eligibility will continue uninterrupted.

1.	Base Salary: You will receive an annual base salary of $600,000 and you will be paid biweekly. Your job is exempt from minimum wage and overtime obligations under the Fair Labor Standards Act.

2.
Annual Cash Incentive: You will continue to be eligible to participate in Tyson Foods, Inc. Annual Incentive Plan. The target annual incentive for your new role is 110% of your base salary. Annual incentive payments are made under the plan then in effect, and subject to the discretion of senior management along with an assessment of company, business unit/function, and individual performance. Upon the effective date of your promotion, you will be eligible for prorated participation at your new target incentive for the remainder of fiscal year 2019. For the portion of fiscal year 2019 in your prior position, your prior target incentive will remain in effect. You must be an active Tyson Foods employee on the payment date to receive any payout.

3.
Long Term Stock Incentive: You will continue to be eligible to participate in the Tyson Foods long-term incentive (LTI) program. Your new LTI target award and mix for your level is $1,500,000 of non-qualified stock options, restricted stock and performance shares. All award grants will follow the normal program guidelines and mix aligned with your level in the organization at the time of the grant and are made at the discretion of the company.

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Exhibit 10.18

4.
One-Time Restricted Stock Award: In connection with your promotion, you are eligible to receive a one-time Restricted Stock award in the amount of $804,000. This award will be granted on the next quarterly off-cycle grant date following the effective date of your promotion, in accordance with the off-cycle stock grant provisions at Tyson Foods, and will vest 100% on the three (3) year anniversary of the grant date pursuant to the terms of the award agreement.

5.
Stock Purchase Plan: You will continue to be eligible to participate in the Tyson Foods, Inc. Employee Stock Purchase Plan. You may contribute (on an after-tax basis) up to 20% of your base salary to this plan.  Currently, Tyson Foods matches 25% of the first 10% of base salary you contribute.  This plan provides for 100% immediate vesting of both your contributions and the company match.

6.
Retirement Savings Plan – 401(k): You will continue to be eligible to participate in the 401(k) Retirement Savings Plan of Tyson Foods, Inc. Under the current plan, Tyson Foods matches 100% of the first 3% you contribute and 50% of the next 2% you contribute. You may contribute up to 60% of your eligible compensation to this plan until your contributions for the year reach the IRS maximum contribution or maximum compensation limits. This plan provides for 100% immediate vesting of both your contributions and the company match.

7.
Executive Savings Plan: If you are projected to reach the maximum IRS contribution limits in the Retirement Savings Plan (based on your contribution election to that plan) you can then begin deferring up to 60% of base pay into the Executive Savings Plan of Tyson Foods, a non-qualified deferred compensation plan. This plan is available to highly compensated employees, as defined by IRS regulations, and is available to those who wish to defer additional dollars over and above the IRS limits for qualified plans. You may also defer up to 100% of your annual cash incentive to the plan. All deferrals and payout elections must be elected during the annual election period each December prior to the deferral year. This plan provides company matching contributions in the same manner as the RSP. Additionally, as a member of the ELT, the Executive Savings Plan provides a contribution of 4% of your salary and annual incentive payment, as they are paid.

8.
Employee Health, Life and LTD Benefits: You and your eligible dependents will continue to be able to participate in the Tyson Foods, Inc. Group Health Plan, including medical, dental, vision, and prescription drug coverage. Your premium amount will be deducted from your payroll check on a pre-tax basis.  At the time you enroll in the plan, you will also be enrolled in company-paid life insurance and the accidental death and dismemberment plans, each in the amount of one (1) times your annual salary. You will also participate in the company-paid Executive long-term disability insurance program which provides a tax-free benefit of 60% (up to plan limits) of the sum of the following: base pay, most recent annual cash incentive payment, and value of your most recent annual LTI grant.

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Exhibit 10.18

9.
Executive Rewards Allowance: You will continue to be eligible for the Executive Rewards Allowance, which will provide you with an annual cash allowance of $12,000 (paid $461.54 each pay period).  The allowance is an additional fringe benefit provided in recognition of the unique needs of an executive level team member beyond the core benefits package.  The allowance is taxable income and can be used at your discretion to fund an array of items based upon the needs of you and your family (for example, financial and estate planning, executive physical, cell phone, etc.). There are no claims forms to remit or file.  We are pleased to include the allowance as part of a valued, flexible and comprehensive rewards package.

10.
Officer Life Benefits: You continue to be eligible for additional company-paid life insurance in the amount of two (2) times your annual base salary (subject to limitations in accordance with the plan). This is in addition to the one (1) times annual salary life under the Group Life Plan.

11.	Vacation: You will continue to receive four (4) weeks of vacation on your annual Company service anniversary date.

12.
Relocation:  Tyson has partnered with Graebel Relocation Services Worldwide (Graebel) to assist you in coordinating your relocation. Upon receiving the completed relocation request form, payback agreement, and relocation assessment form, Graebel will assign a dedicated consultant who will be your primary point of contact throughout your move. Your consultant will guide you through every step of the relocation process and answer any questions.

13.	Promotion Effective Date: Your promotion effective date will be January 28, 2019.

As a material term to your acceptance of this offer of employment, you represent and warrant that you are not under any pre-existing obligation inconsistent with the provisions of this offer letter, and you represent that your performance of all the terms of this offer letter will not breach any invention assignment or proprietary information agreement or non-competition or non-solicitation agreement with any former employer or other party.

If you have any questions regarding this offer or need additional information, please do not hesitate to contact me.

Sincerely,

Noel White
President and CEO
Tyson Foods, Inc.

This letter is not intended nor should it be considered a contract of employment for a definite or indefinite period. If employed, you will be considered an employee at will. Employment is

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Exhibit 10.18

dependent on the completion of the entire employment process, to include fulfillment of all contingencies listed in this letter.

The terms of this offer letter supersede all other promises or offers previously made. This document is a formal offer of employment and includes a summary only of the relevant benefits you may be eligible to receive to the extent the coverages remain available by law.

This letter only provides general information about the benefit plans, compensation programs and other human resource policies at Tyson Foods. The official plan document or human resource policy, as applicable, contains all terms and conditions, and will govern any inconsistencies between this letter and such plan or policy. Tyson Foods also reserves the right to amend or terminate any of its plans or policies (including salaries, annual cash incentives, and long-term stock incentives) at any time and for any reason to the fullest extent permitted by law.

Accepted and agreed to by:

/s/ Chad Martin
Chad Martin

Date:     1/30/2019

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